Filed pursuant to Rule 433
March 5, 2024
Pricing Term Sheet
Relating to
Preliminary Prospectus Supplement dated
March 5, 2024 to
Registration Statement No. 333-238245

STATE OF ISRAEL

5.375% Bonds due 2029

5.500% Bonds due 2034

5.750% Bonds due 2054

Issuer:	State of Israel

Securities Offered:	5.375% Bonds due 2029 (the “2029 Bonds”) 5.500% Bonds due 2034 (the “2034 Bonds”) 5.750% Bonds due 2054 (the “2054 Bonds” and, together with the 2029 Bonds and the 2034 Bonds, the “bonds”)

Principal Amount:	US$2,000,000,000 for the 2029 Bonds US$3,000,000,000 for the 2034 Bonds US$3,000,000,000 for the 2054 Bonds

Maturity Date:	March 12, 2029 for the 2029 Bonds March 12, 2034 for the 2034 Bonds March 12, 2054 for the 2054 Bonds

Trade Date:	March 5, 2024

Original Issue Date (Settlement):	Expected March 12, 2024 (T+5)[1] through the book-entry facility of The Depository Trust Company

Issue Price (Price to Public):

2029 Bonds: 99.469%, plus accrued interest from March 12, 2024 if settlement occurs after that date

2034 Bonds: 99.220%, plus accrued interest from March 12, 2024 if settlement occurs after that date

2054 Bonds: 95.964%, plus accrued interest from March 12, 2024 if settlement occurs after that date

Net Proceeds to Issuer (before expenses):	2029 Bonds: US$1,987,880,000 (99.394%) 2034 Bonds: US$2,972,850,000 (99.095%) 2054 Bonds: US$2,871,420,000 (95.714%)

Coupon:	2029 Bonds: 5.375% 2034 Bonds: 5.500% 2054 Bonds: 5.750%

Yield to Maturity:	2029 Bonds: 5.498% 2034 Bonds: 5.603% 2054 Bonds: 6.043%

Benchmark Treasury:	2029 Bonds: 4.250% due February 28, 2029 2034 Bonds: 4.000% due February 15, 2034 2054 Bonds: 4.750% due November 15, 2053

Benchmark Treasury Price and Yield:	2029 Bonds: 100-14+; 4.148% 2034 Bonds: 98-24+; 4.153% 2054 Bonds: 107-20; 4.293%

Spread to Benchmark Treasury:	2029 Bonds: +135 basis points 2034 Bonds: +145 basis points 2054 Bonds: +175 basis points

Interest Payment Period:	Semi-annually

Interest Payment Dates:

2029 Bonds: Each March 12 and September 12, commencing September 12, 2024

2034 Bonds: Each March 12 and September 12, commencing September 12, 2024

2054 Bonds: Each March 12 and September 12, commencing September 12, 2024

Denominations:	US$200,000 and multiples of US$1,000 above that amount

Business Day:	New York

CUSIP:	2029 Bonds: 46514BRN9 2034 Bonds: 46514BRL3 2054 Bonds: 46514BRM1

ISIN:	2029 Bonds: US46514BRN90 2034 Bonds: US46514BRL35 2054 Bonds: US46514BRM18

Joint Bookrunners:	BNP Paribas (25%); BofA Securities, Inc. (25%); Deutsche Bank Aktiengesellschaft (25%); Goldman Sachs & Co. LLC (25%)

Issuer Ratings:	A2 (negative) / AA- (negative) / A+ (negative)* (Moody’s) / (Standard & Poor’s) / (Fitch)

Expected Issue Ratings:	A2 / AA- / A+* (Moody’s) / (Standard & Poor’s) / (Fitch)

*Note: A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each rating should be evaluated independently of each other rating.

This pricing term sheet relates only to the securities described above and should be read in conjunction with the Preliminary Prospectus Supplement, dated March 5, 2024 (the “Preliminary Prospectus Supplement”), and the accompanying Base Prospectus, dated May 20, 2020 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”). The information in this pricing term sheet supplements and supersedes the information in the Prospectus to the extent it is inconsistent with the information contained therein.

The Preliminary Prospectus Supplement and accompanying Base Prospectus are available under the following link:

https://www.sec.gov/Archives/edgar/data/52749/000110465924030719/tm247783-1_424b3.htm

1 We expect that delivery of the bonds will be made to investors on or about March 12, 2024, which will be the fifth business day, accounting for federal holidays as observed in the United States, following the date of this pricing term sheet. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade the bonds any date prior to the second business day before delivery will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade bonds on the date of pricing should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling BNP Paribas toll-free at 1-800-854-5674 (or by emailing BNP Paribas at dl.syndsupportbonds@bnpparibas.com), BofA Securities, Inc. toll-free at 1-800-294-1322, Deutsche Bank Aktiengesellschaft at +49(69)910-30725 and Goldman Sachs & Co. LLC toll-free at 1-866-471-2526.

MiFID II and UK MiFIR – professional investors/ECPs only/No PRIIPs or UK PRIIPs KID: Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients (all distribution channels). No PRIIPs or UK PRIIPs key information document (KID) has been prepared as the bonds are not available to retail investors in the EEA or UK.

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